Exhibit 99.1

LKQ Corporation and Chrysler Sign Patent License Agreement

Chicago, IL (June 30, 2014) - LKQ Corporation (Nasdaq: LKQ) and Chrysler Group LLC (“Chrysler”) entered into a Patent License Agreement whereby LKQ has been granted a license under certain Chrysler design patents in connection with LKQ’s distribution and sale of aftermarket collision parts in the United States. As part of the agreement, Chrysler will dismiss the complaint it filed in January 2014 against LKQ alleging that the distribution of certain aftermarket parts by LKQ infringed Chrysler’s design patents relating to its Dodge Ram pickup truck. As a result, an amicable resolution of this matter has been reached.

Further details about the agreement and its terms and conditions are confidential.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Australia and Taiwan. LKQ operates more than 630 facilities, offering its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com